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                                                                     EXHIBIT 8.2

                  [LETTERHEAD OF WACHTELL LIPTON ROSEN KATZ]



                               December 15, 1998



General Re Corporation
695 East Main Street
Stamford, CT  06904-2351

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska  68131

Ladies/Gentlemen:

     We have acted as special counsel to General Re Corporation, a Delaware corporation ("General Re"), in connection with a series of transactions (the
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"Transactions") in which Berkshire Hathaway Inc., a Delaware corporation
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("Berkshire") and General Re will combine their businesses pursuant to the
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Agreement and Plan of Mergers (the "Agreement") dated as of June 19, 1998, by
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and between Berkshire and General Re.  At your request and in connection with the filing of the Registration Statement on Form S-4 filed by Berkshire and New Berkshire pursuant to Rule 462(b) of the Securities Act of 1933 (the

"Registration Statement"), we are rendering our opinion pursuant to Item
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601(b)(8) of Regulation S-K.  Any capitalized term used and not defined herein has the meaning given to it in the joint proxy statement/prospectus of Berkshire and General Re (the "Joint Proxy Statement/Prospectus") or the appendices
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thereto (including the Agreement), included as part of the Registration
Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transactions (the "Prior Registration Statement").
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     In furtherance of the Transactions, Berkshire has formed NBH, Inc., a
Delaware corporation ("New Berkshire"), which in turn has formed two wholly
                       -------------
owned Delaware subsidiaries ("Merger Sub A" and "Merger Sub B") for the sole
                              ------------       ------------
purpose of effectuating the Transactions. In addition, pursuant to the Agreement, Berkshire has issued to General Re shares of a new class of nonvoting, non-participating cumulative preferred stock of Berkshire, and General Re has issued to Berkshire shares of a new class of nonvoting, non-participating cumulative preferred stock of General Re. Those shares of preferred stock of Berkshire and General Re were sold to National Union Fire Insurance Company of Pittsburgh, Pennsylvania, a subsidiary of American International Group, Inc., on November 6, 1998.

     For purposes of the opinion set forth below, we have relied, with the consent of Berkshire and the consent of General Re, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Berkshire and General Re dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement, the Prior Registration Statement, the Joint Proxy Statement/Prospectus, and the joint request for a private
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letter ruling filed by Berkshire and General Re with the Internal Revenue
Service on June 29, 1998 (and related supplemental submissions), requesting certain rulings relating to the Transactions.

     We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement/ Prospectus (and no transaction or condition found therein and material to this opinion will be waived by any party); (ii) the Mergers and the Alternative General Re Merger, as the case may be, will qualify as statutory mergers under the applicable laws of the State of Delaware; and (iii) the Transactions will be reported by New Berkshire, Berkshire and General Re on their respective federal income tax returns in a manner consistent with the opinions set forth below.

     In addition to the other assumptions set forth herein, in delivering our opinion (1) set forth below we assume that: (i) Berkshire shall have received the rulings upon which Berkshire's obligations to consummate the Transactions are conditioned if there has been no Partial Cash Election or rulings we deem to express substantially the principles underlying such rulings, (ii) such rulings will not be revoked, and (iii) at the Effective Time, the stockholders of Berkshire and General Re will not be subject to one or more binding commitments to transfer their New Berkshire Common Stock received in the Transactions that would cause such stockholders to fail to be in control of New Berkshire immediately after the Transactions within the meaning of Section 351(a) of the Code.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that, at the Effective Time:

     (1) if Berkshire and General Re are required under the Agreement to proceed with the Transactions, and no Partial Cash Election has been made or can properly be deemed to have been made by Berkshire, the General Re Merger will be treated as a transfer of property to New Berkshire by the holders of General Re Common Stock governed by Section 351(a) or Section 351(b) of the Code; and

     (2) if Berkshire and General Re are required under the Agreement to proceed with the Transactions, and Berkshire is permitted to make and does in fact make, or is deemed to have made, a Partial Cash Election, the Transactions will not qualify as a reorganization within the meaning of Section 368 of the Code, the Merger Consideration will be taxable to the stockholders of General Re, and the Transactions will not be a taxable transaction to either Berkshire or its stockholders.

     This opinion relates solely to certain federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. No assurance can be given that any of the Rulings will be issued in the form requested.

     We are furnishing this opinion to you solely in connection with the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the caption "THE TRANSACTIONS-Federal Income Tax Considerations" in the Joint Proxy Statement/Prospectus, which is incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,

                                  /s/ Wachtell, Lipton, Rosen & Katz
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                                      Wachtell, Lipton, Rosen & Katz